Filed Pursuant to Rule 433

Registration Statement No. 333-180023

HUMANA INC.

3.150% Senior Notes due 2022

4.625% Senior Notes due 2042

December 5, 2012

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s) / BBB (S&P) / BBB (Fitch)
Trade Date:	December 5, 2012
Settlement Date:	(T+3) December 10, 2012
Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
U.S. Bancorp Investments, Inc.
Co-Managers:

BB&T Capital Markets, a division of Scott &

Stringfellow, LLC

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

UMB Financial Services, Inc.

Ten-Year Notes

Security Description:	Senior Notes due 2022
Size:	$600,000,000
Coupon:	3.150%
Maturity:	December 1, 2022
Price to Public:	99.610%
Benchmark:	1.625% UST due November 15, 2022
Benchmark Price and Yield:	100-8+; 1.596%
Spread to Treasury:	160 bps
Yield to Maturity:	3.196%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2013
Record Dates:	May 15 and November 15
Optional Redemption:	Make-whole call @T+25 bps
Par Call:	Commencing on September 1, 2022 at par plus accrued and unpaid interest
CUSIP/ISIN:	444859 BA9/US444859BA90

Thirty-Year Notes

Security Description:	Senior Notes due 2042
Size:	$400,000,000
Coupon:	4.625%
Maturity:	December 1, 2042
Price to Public:	99.937%
Benchmark:	2.750% UST due August 15, 2042
Benchmark Price and Yield:	99-13; 2.779%
Spread to Treasury:	185 bps
Yield to Maturity:	4.629%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2013
Record Dates:	May 15 and November 15
Optional Redemption:	Make-whole call @T+30 bps
Par Call:	Commencing on June 1, 2042 at par plus accrued and unpaid interest
CUSIP/ISIN:	444859 BB7/US444859BB73

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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